Exhibit 99.1

MURPHY OIL CORPORATION ANNOUNCES LEADERSHIP CHANGES

EL DORADO, Arkansas, February 7, 2019 – Murphy Oil Corporation (NYSE: MUR)

announced today that Eugene T. (Gene) Coleman, Executive Vice President, Exploration & Business Development, has elected to retire effective February 28, 2019, after 17 years of service at Murphy and more than 38 years of energy industry experience. At that time, the responsibility for Exploration will be assumed by Michael K. (Mike) McFadyen, Executive Vice President, Offshore, and the responsibility for Business Development will be assumed by David R. Looney, Executive Vice President & Chief Financial Officer.

Mr. Coleman joined Murphy in 2001 as Subsea Systems Manager and quickly earned roles with increasing responsibilities abroad and domestically, culminating in being named Executive Vice President, Offshore in 2016 and then transitioning to his current role in 2018. As a member of the company’s executive leadership team, Mr. Coleman has been instrumental in building and restructuring the offshore and exploration organizations and, most recently, was a key player in negotiating and closing the Gulf of Mexico transaction with Petrobras. He is widely recognized for his longstanding commitment to Murphy and the company’s multi-decade success.

“On behalf of the company and the Board of Directors, I want to thank Gene for his many years of service and wish him all the best in retirement. Gene is an exceptional leader who has provided sound strategic advice and guidance in managing the vast array of operations for the company, and his contributions will be greatly missed. Both Mike and David are key members of the leadership team and are poised for continued success with their respective new responsibilities," stated Roger Jenkins, President and Chief Executive Officer.

“As I am excited to begin the next chapter of my life,” Coleman commented, “I am optimistic for Murphy as it enters this year with a solid portfolio of assets and robust business opportunities, a strong leadership team and exceptional, devoted people. Over my lengthy career in the oil and natural gas business, I have been afforded extensive opportunities to work with wonderful people around the globe. I will be leaving behind a great company,” Coleman continued.

ABOUT MURPHY OIL CORPORATION

Murphy Oil Corporation is a global independent oil and natural gas exploration and production company. The company’s diverse resource base includes offshore production in Southeast Asia, Canada and Gulf of Mexico, as well as North America onshore plays in the Eagle Ford Shale, Kaybob Duvernay and Montney. Additional information can be found on the company’s website at http://www.murphyoilcorp.com.

Investor Contacts:

Kelly Whitley, kelly_whitley@murphyoilcorp.com, 281-675-9107

Bryan Arciero, bryan_arciero@murphyoilcorp.com, 832-319-5374

Emily McElroy, emily_mcelroy@murphyoilcorp.com, 870-864-6324